Exhibit 99.1
Horsehead Holding Corp. Announces Second Quarter Earnings
     MONACA, Pa., Aug. 23 /PRNewswire-FirstCall/ — Horsehead Holding Corp. (Nasdaq: ZINC), the parent company of Horsehead Corporation, reported net income of $22.4 million for the second quarter 2007, or $0.75 per diluted share on sales of $144.6 million.
For the second quarter 2006, Horsehead reported net income of $16.3 million, or $0.60 per diluted share on sales of $125.2 million.
For the six months ended June 30, 2007, net income was $49.3 million, or $1.68 per diluted share on sales of $292.4 million. For the six months ended June 30, 2006, net income was $21.8 million, or $0.80 per diluted share on sales of $216.0 million.
“Horsehead’s strong market presence and low cost position delivered another strong quarter of earnings and cash flow,” said James Hensler, Chairman, President and Chief Executive Officer. “Our shipments were paced by the level of production from our smelting facilities which were down from the prior year. Our capacity expansion projects continue to be on track. We expect to have increased electric arc furnace dust processing capability of 15% within six months as well as 12% additional capacity for production of zinc oxide by the second quarter of 2008. Market demand for our products was very good during the quarter. Strong cash flow from operations has been used to retire debt and to fund these growth projects.”
Second Quarter Financial Highlights
Net sales increased $19.4 million, or 15%, to $144.6 million for the three months ended June 30, 2007, compared to $125.2 million for the three months ended June 30, 2006. This increase reflected a $24.8 million improvement in price realization, due primarily to higher LME average zinc prices, and a $1.5 million increase in by-product and miscellaneous sales, partially offset by a sales volume decrease of $6.9 million due to lower output from our smelting operations.
Zinc production for the quarter was 32,345 tons compared to 34,739 tons for the prior year quarter. This reduction was due to unplanned furnace rebuilds during the quarter which reduced overall smelting furnace utilization. Zinc product shipments were 38,427 tons for the quarter, or 34,283 tons on a zinc contained basis, compared to 40,278 tons, or 36,431 tons zinc contained, for the prior year quarter. The average sales price realization for zinc products on a zinc contained basis was $1.84 per pound, compared to $1.47 per pound for the prior year quarter. The average LME zinc price was $1.66 and $1.49 for the second quarters of 2007 and 2006, respectively.
Revenues from EAF dust recycling decreased $1.6 million, or 13%, to $11.2 million for the three months ended June 30, 2007, compared to $12.8 million for the three months ended June 30, 2006. Decreased volumes caused revenues to decline by $1.3 million. A 3% decrease in price realization on EAF dust recycling fees for the three months ended June 30, 2007 compared to the three months ended June 30, 2006 resulted in a decrease in net sales of $0.3 million. EAF dust service fee revenues for the quarter were based upon 115,653 tons versus 128,520 tons for the prior year quarter, reflecting reduced electric arc furnace steel output.
Cost of sales increased $10.1 million, or 11%, to $100.0 for the three months ended June 30, 2007, compared to $89.9 for the three months ended June 30, 2006. As a percentage of net sales,

cost of sales was 69% for the three months ended June 30, 2007 as compared to 72% for the three months ended June 30, 2006. The increase was primarily the result of a $6.4 million increase in purchased feed costs, reflecting primarily the higher LME prices, and a $4.8 million increase in conversion costs, partially offset by a $0.8 million reduction in brokered metal costs and a shipping volume reduction of $2.3 million.
Selling, general and administrative expenses increased $0.1 million, to $4.6 million for the three months ended June 30, 2007, compared to $4.5 million for the three months ended June 30, 2006. For the three months ended June 30, 2007, wages and benefits increased $1.5 million, over the prior year quarter, including $0.3 million non-cash stock option expense, and legal, professional and audit expenses increased $0.4 million. Selling, general and administrative expenses for the three months ended June 30, 2006 included $2.5 million in management fees to Sun Capital Partners Management III, LLC pursuant to our management services agreement with them that was terminated in November 2006.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $40.6 million for the quarter, or 28% of sales, compared to $30.8 million, or 25% of sales, for the prior year quarter. A reconciliation of EBITDA, a non-GAAP financial measure, to net income is provided at the end of this press release. Management uses the non-GAAP financial measures presented in this release to help them evaluate Horsehead’s performance and to compare Horsehead’s current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP.
Other Financial Data
Cash generated by operations for the six months ended June 30, 2007 was $52.5 million. Capital spending was $16.6 million for the six months ended June 30, 2007. Net proceeds from the issuance of stock were $21.9 million during this period while total debt was reduced $48.1 million to $31.8 million as of June 30, 2007. Cash on hand was $10.6 million as of June 30, 2007 compared to $1.0 million at December 31, 2006.
Horsehead paid all amounts owing under its second lien credit facility in July 2007 from cash flow and an additional draw on its revolving credit facility. In August 2007, Horsehead completed a public offering of its common stock, resulting in net proceeds to Horsehead of approximately $75 million after estimated expenses. These proceeds were used to retire substantially all of the Company’s debt. The balance of the net proceeds are expected to be used to fund the Company’s planned capacity expansion projects.
Conference Call Information
Horsehead will conduct a conference call with investors and analysts on Friday August 24, 2007, at 11:00 am EDT to discuss the quarter and six month results. Dial-in instructions are as follows:
Dial-In Number(s):
United States: (888) 400-7916
International: (703) 925-2612

A replay of the call will be available beginning at 2:30 pm EDT on Friday August 24, 2007 and ending on Friday August 31, 2007 at 11:59 pm EDT. Dial in instructions for the replay are:
Dial-In Number(s):
United States: (800) 475-6701
International: (320) 365-3844
Access Code: 884467
About Horsehead
Horsehead Holding Corp. is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products. Horsehead, headquartered in Monaca, Pa., employs over 1000 people and has six operating locations throughout the U.S. Visit http://www.horsehead.net for more information.
Cautions about Forward-Looking Statements
This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Financial Results ($ thousands except per share amounts):
Income Statement (unaudited)

	Quarter ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006
Sales	$144,610	$125,196	$292,432	215,971
Cost of sales	100,014	89,942	196,923	164,747

Gross profit	44,596	35,254	95,509	51,224
Depreciation	2,381	2,296	4,944	4,165
S G & A expenses	4,644	4,468	8,054	7,650

Income from operations	37,571	28,490	82,511	39,409
Interest expense	(3,000)	(2,335)	(5,617)	(4,430)
Interest income	621	—	638	—

Income before taxes	35,192	26,155	77,532	34,979
Income tax provision	12,835	9,870	28,272	13,198

Net Income	$22,357	$16,285	$49,260	$21,781

Earnings per diluted share	$0.75	$0.60	$1.68	$0.80

EBITDA (1)	$40,573	$30,786	$88,093	$43,574
Balance Sheet Items (unaudited)

	June 30,	December 31,
	2007	2006
Current assets	$145,382	$137,594
Property, plant and equipment, net	75,453	63,794
Other assets	3,004	4,318

Total assets	$223,839	$205,706

Current liabilities	$55,475	$78,731
Long-term debt	27,694	58,225
Other long-term liabilities	18,888	18,756
Stockholders’ equity	121,782	49,994

Total liabilities and stockholders’ equity	$223,839	$205,706

(1)	EBITDA is a non-GAAP financial measure. Management uses EBITDA to help them evaluate Horsehead’s performance and to compare Horsehead’s current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of EBITDA to net income:

	Quarter ended June 30th,		Six Months ended June 30th,
	2007	2006	2007	2006
Net Income	$22,357	$16,285	$49,260	$21,781
Income tax provision	12,835	9,870	28,272	13,198
Interest expense	3,000	2,335	5,617	4,430
Depreciation	2,381	2,296	4,944	4,165

EBITDA	$40,573	$30,786	$88,093	$43,574
Contact info:
      Robert D. Scherich
      Vice President & CFO
      Horsehead Holding Corp.
      724.773.9000
SOURCE Horsehead Holding Corp.